Exhibit 23.14


We have issued our reports dated February 8, 2002, accompanying the financial statements and schedules of Vestin Fund II, LLC contained in Prospectus
Supplement. We consent to the use of the aforementioned reports in the Prospectus Supplement.

/s/ GRANT THORNTON LLP

Reno, Nevada
November 22, 2002